EXHIBIT NO. 99.(j) 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information of MFS Core Equity Fund, MFS Core Growth Fund, MFS New Discovery Fund, MFS Research International Fund, MFS Technology Fund and MFS Value Fund (the Funds) in Post-Effective Amendment No. 57 to the Registration Statement (Form N-1A, No. 33-7638).

We also consent to the incorporation by reference, in such Statement of Additional Information of our report, dated October 18, 2010, with respect to the financial statements and financial highlights of the Funds and included in the Annual Reports to Shareholders for the fiscal year ended August 31, 2010.

ERNST & YOUNG LLP
Ernst & Young LLP

Boston, Massachusetts
December 23, 2010